UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     August 5, 2005

BALLY TOTAL FITNESS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27478	36-3228107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8700 West Bryn Mawr Avenue, Chicago, Illinois	60631

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     (773) 380-3000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BALLY TOTAL FITNESS HOLDING CORPORATION
FORM 8-K
Current Report

Item 8.01	Other Events.

On August 5, 2005, Bally Total Fitness Holding Corporation (“Bally” or “Company”) issued a press release announcing that the Company has received notices of default under the indentures governing its 9-7/8% Senior Subordinated Notes due 2007 (the “Senior Subordinated Notes”) and its 10-1/2% Senior Notes due 2011 (the “Senior Notes”) following the expiration of the financial reporting covenant default waivers on July 31, 2005. The notices commence a 30-day cure period during which Bally must either secure an extension to the waivers or remedy the defaults. In addition, the delivery of the notices commences a 10-day period after which time an event of default would occur under Bally’s $275 million secured credit agreement’s cross-default provision. As a result, delivery of these notices could result in acceleration of Bally’s obligations on or after August 14, 2005 under the credit agreement and the indentures, causing over $700 million of Bally’s debt obligations to become immediately due and payable.

Bally also announced that it has extended the Consent Date (as defined in Bally’s Consent Solicitation Statements dated July 13, 2005) for holders of its Senior Notes and Senior Subordinated Notes to consent to an extension of the waivers to 5:00 p.m., New York City time, on Wednesday, August 10, 2005.

The press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

99.1	Press release dated August 5, 2005 announcing Bally receives notices of default and extends consent due date to August 10, 2005.

                         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY TOTAL FITNESS HOLDING CORPORATION

Registrant

Dated: August 8, 2005	/s/ Marc D. Bassewitz

Marc D. Bassewitz
Senior Vice President, Secretary and General Counsel